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Exhibit 5.1

Direct Telephone: (441) 298 3201
Direct Fax: (441) 298 3336
Direct e-mail: mjones@ask.bm
TAF/kt/73287.187

11 July 2003

Tyco International Ltd.
The Zurich Centre, Second Floor
90 Pitts Bay Road
Pembroke HM 08
Bermuda

Ladies and Gentlemen:

Re:    Registration Statement on Form S-3

        We have acted as Bermuda counsel to Tyco International Ltd., a Bermuda company ("Tyco"), in connection with its filing with the United States Securities and Exchange Commission of a Registration Statement on Form S-3 (the "Registration Statement"), with respect to the registration under the United States Securities Act of 1933, as amended, of Tyco's full and unconditional guarantees (the "Guarantees") of $3,000,000,000 aggregate principal amount at maturity of Series A 2.750% Convertible Senior Debentures due 2018 and $1,500,000,000 Series B 3.125% Convertible Senior Debentures due 2023 (collectively, the "Debentures") issued by Tyco International Group S.A. (the "Company"), and Tyco's common shares, US$0.20 nominal value per share (the "Shares"), issuable upon conversion of the Debentures pursuant to that certain Indenture dated as of January 13, 2003, among the Company, Tyco, as guarantor, and U.S. Bank National Association, as trustee (the "Indenture").

        For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the "Documents").

        Unless otherwise defined herein or in the Schedule to this opinion, terms defined in the Registration Statement have the same meanings when used in this opinion.

Assumptions

        In stating our opinion we have assumed:

  (a)
  The authenticity, accuracy and completeness of all Documents submitted to us as originals and the conformity to authentic original Documents of all Documents submitted to us as certified, conformed, notarised, faxed or photostatic copies.

  (b)
  The genuineness of all signatures on the Documents.

  (c)
  The authority, capacity and power of each of the persons signing the Documents which we have reviewed (other than the Directors or Officers of Tyco).

  (d)
  That any factual statements made in any of the Documents are true, accurate and complete.

  (e)
  That the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Company Search been materially altered.

  (f)
  That the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Litigation Search been materially altered.

Opinion

        Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

  (1)
  Tyco is an exempted company validly organized and existing and in good standing under the laws of Bermuda.

  (2)
  Tyco has all requisite corporate power and authority under its Constitutional Documents to enter into and perform its obligations under the Indenture and the Guarantees.

  (3)
  The execution, delivery and performance by Tyco of the Indenture and the Guarantees, and the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of Tyco.

  (4)
  All necessary corporate action required to be taken by Tyco in connection with the issue by Tyco of the Shares pursuant to Bermuda law has been taken by or on behalf of Tyco, and all necessary approvals of Governmental authorities in Bermuda have been duly obtained for the issue by Tyco of the Shares.

  (5)
  When issued pursuant to the Resolutions and the Indenture and in the circumstances referred to or summarised in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable shares in the capital of Tyco.

  (6)
  There are no taxes, duties or other charges payable to or chargeable by the Government of Bermuda, or any authority or agency thereof in respect of the issue of the Shares.

Reservations

        We have the following reservations:

  (a)
  We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

  (b)
  In paragraph (1) above, the term "good standing" means that Tyco has received a Certificate of Compliance from the Registrar of Companies in Hamilton Bermuda which confirms that Tyco has neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda government fee or tax, which might make it liable to be struck off the Registrar of Companies and thereby cease to exist under the laws of Bermuda.

  (c)
  Any reference in this opinion to shares being "non-assessable" shall mean, in relation to fully paid shares of Tyco and subject to any contrary provision in any agreement in writing between such company and the holder of such shares, that no shareholder shall be bound by an alteration to the Memorandum of Association or Bye-laws of Tyco after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, Tyco.

Disclosure

        This opinion is addressed to you in connection with the filing by Tyco and the Company of the Registration Statement with the United States Securities and Exchange Commission. We consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the prospectus included as part of the Registration Statement.

        This opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

        This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully,

Appleby Spurling & Kempe

SCHEDULE

1.
A faxed copy of a certificate dated 13 January 2003 issued by David J. FitzPatrick of Tyco certifying the Minutes of a Meeting of the Board of Directors of Tyco held on 17 October 2002 and other matters relative to the Documents (the "Resolutions").

2.
Certified copies of the Memorandum of Association and Bye-Laws of Tyco (collectively referred to as the "Constitutional Documents").

3.
A copy of the Registration Statement.

4.
A faxed copy of the Indenture.

5.
A copy of the permissions dated 21 April 1998, 29 April, 1999, and 11 June, 1999 given by the Bermuda Monetary Authority under the Exchange Control Act (1972) and related regulations for the issue of the Common Shares in the capital of the Company.

6.
The entries and filings shown in respect of Tyco on the file of Tyco maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search on 11 July 2003 (the "Company Search").

7.
The entries and filings shown in respect of Tyco in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search on 11 July 2003 in respect of Tyco (the "Litigation Search").

8.
A Certificate of Compliance, dated 10 July 2003, issued by the Ministry of Finance in respect of Tyco.

9.
A faxed copy of a confirmation signed by David J. FitzPatrick dated 9 January 2003.

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  Exhibit 5.1
SCHEDULE